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                                                                    EXHIBIT 23.2



                       Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 20, 1998 on the combined financial statements and schedule of Talon Automotive Group, and Production Stamping, Inc, and of our report dated March 17, 1998 on the combined financial statements of Veltri Group, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-56461), and related Prospectus of Talon Automotive Group, Inc. dated June 9, 1998 for the registration of $120,000,000 principal amount of 9-5/8% Senior Subordinated Notes due 2008, Series B.


                                                /s/ Ernst & Young LLP


Detroit, Michigan
August 6, 1998